Exhibit 3.47

                  Amendments to Bylaws of Public Storage, Inc.
                Adopted by the Board of Directors on May 8, 2003



              WHEREAS: The Board of Directors of this corporation considers it to be in the best interests of the corporation to decrease the authorized number of directors of the corporation from eleven (11) to ten (10);

              WHEREAS: The corporation's Bylaws permit the Board of Directors to designate the number of directors of the corporation provided that such number is within the range of not less than eight (8) or more than fifteen (15); and

              WHEREAS: The "Adviser" (as defined in the corporation's Bylaws) was, through a series of mergers, merged into the corporation in November 1995 and no longer exists as a separate entity.

              NOW, THEREFORE, BE IT RESOLVED: That the second sentence of
         Section 3 of Article IV of the corporation's Bylaws is hereby amended to read as follows:

                   "The exact number of directors shall be ten (10) until
              changed within the limits specified above, by a bylaw amending this section 3, duly adopted by the board of directors or by the shareholders."

              RESOLVED FURTHER: That Section 6 of Article IV of the bylaws of this corporation is hereby deleted in its entirety.

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